EXHIBIT 3.1

                                                              As amended through
                                                                   June 15, 2005



                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                            AMES NATIONAL CORPORATION


TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

         Pursuant to the provisions of Section 1007 of the Iowa Business Corporation Act, the undersigned corporation adopts the following Restated Articles of Incorporation:

1.   The name of the corporation is Ames National Corporation.

2.   The text of the Restated Articles of Incorporation is as follows:

                                    ARTICLE I

         The name of the corporation is Ames National Corporation.

                                   ARTICLE II

         The corporation shall have perpetual duration.

                                   ARTICLE III

     The corporation shall have unlimited power to engage in, and to do any lawful act concerning, any and all lawful business for which corporations may be organized under the Iowa Business Corporation Act.

                                   ARTICLE IV

     The aggregate number of shares of stock which the corporation is authorized to issue is Eighteen Million (18,000,000) shares of common stock with each share having a par value of Two Dollars ($2.00). The common stock shall have unlimited voting rights and shall be entitled to the net assets of the corporation upon dissolution.


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                                    ARTICLE V

     The total number of directors of the corporation shall be divided into three classes, each class to be as nearly equal in number as possible, determined by terms expiring in successive years. At each annual meeting of shareholders, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall serve until a successor is duly elected and qualified, or until his or her death, resignation or removal. The total number of directors of the corporation shall be determined in accordance with the bylaws of the corporation.

                                   ARTICLE VI

     A director of the corporation shall not be liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 490.833 of the Iowa Business Corporation Act; or (iv) an intentional violation of criminal law. If the Iowa Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the fullest extent permitted by law. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director of the corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.

                                   ARTICLE VII

     The  corporation  hereby  elects to be subject to Section  1110 of the Iowa
Business Corporation Act (Iowa Code Section 490.1110) entitled "Business Comminations with Interested Shareholders" as the same exists on the effective date of the Restated Articles of Incorporation or as may hereafter be amended or changed. No action may be taken to amend, alter, change or repeal, directly or indirectly, this Article VII of the Restated Articles of Incorporation unless at least two-thirds of the votes then entitled to be cast at a meeting of the corporation's shareholders (exclusive of the votes of any "Interested Shareholder" as defined in Section 1110 (3) (e) of the Iowa Business Corporation
Act) are voted in favor of such action.

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                                  ARTICLE VIII

     The corporation shall indemnify a director or officer of the corporation for liability (as such term is defined in Section 490.850(5) of the Iowa Business Corporation Act) for any action taken, or any failure to take any action, as a director or officer, except liability for any of the following: (i) receipt of a financial benefit to which the director or officer is not entitled;
(ii) an intentional  infliction of harm on the corporation or the  shareholders;
(iii) a violation of Section  490.833 of the Iowa Business  Corporation  Act; or
(iv) an intentional violation of criminal law. Without limiting the foregoing, the corporation shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. If the Iowa Business Corporation Act is hereafter amended to authorize broader indemnification, then the indemnification obligations of the corporation shall be deemed amended automatically and without any further action to require indemnification and advancement of funds to pay for or reimburse expenses of its directors and officers to the fullest extent permitted by law. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any indemnification obligations of the corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.

3. The duly adopted Restated Articles of Incorporation supersede the original articles of incorporation and all amendments thereto.

4. The Restated Articles of Incorporation amend the articles of incorporation, thus requiring shareholder approval. The Restated Articles of Incorporation were approved by the shareholders of the corporation at a duly called and held meeting on April 23, 2001. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the Restated Articles of Incorporation and the number of votes of each voting group indisputably represented at the meeting was as follows:

                                              VOTES                  VOTES
DESIGNATION             SHARES              ENTITLED TO           REPRESENTED
 OF GROUP             OUTSTANDING             BE CAST              AT MEETING
-----------           -----------           -----------           ------------

Common Stock           3,122,293             3,122,293             2,221,073

5. The total number of undisputed votes cast for the Restated Articles of Incorporation by each voting group was:

                  VOTING GROUP                              VOTES FOR
                  ------------                              ---------

                  Common Stock                              2,221,073

         The number of votes cast for the Restated Articles of Incorporation by each voting group was sufficient for approval by that voting group.


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         Dated this 23rd day of April, 2001.


                                               AMES NATIONAL CORPORATION



                                               By: /s/ Daniel L. Krieger
                                                   ----------------------------
                                                   Daniel L. Krieger, President



                                               By: /s/ John P. Nelson
                                                   -------------------------
                                                   John P. Nelson, Secretary


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